Exhibit 10.6

FORBEARANCE AGREEMENT, TENTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT AND AMENDMENT TO FEE LETTER

THIS FORBEARANCE AGREEMENT, TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND AMENDMENT TO FEE LETTER (this “Amendment”), dated as of April 10, 2023, is entered into by and among IMEDIA BRANDS, INC., a Minnesota corporation (“iMedia” or “Borrowing Agent”), VALUEVISION INTERACTIVE, INC., a Minnesota corporation (“Value Interactive”), VALUEVISION RETAIL, INC., a Delaware corporation (“Value Retail”), PW ACQUISITION COMPANY, LLC, a Minnesota limited liability company (“PW Acquisition”), FL ACQUISITION COMPANY, a Minnesota corporation (“FL Acquisition”), VALUEVISION MEDIA ACQUISITIONS, INC., a Delaware corporation (“Value Media”), JWH ACQUISITION COMPANY, a Minnesota corporation (“JWH Acquisition”), NORWELL TELEVISION, LLC, a Delaware limited liability company (“Norwell”), 867 GRAND AVENUE LLC, a Minnesota limited liability company (“867 Grand Avenue”), PORTAL ACQUISITION COMPANY, a Minnesota corporation (“Portal” and together with iMedia, Value Interactive, Value Retail, PW Acquisition, FL Acquisition, Value Media, JWH Acquisition, Norwell, 867 Grand Avenue and any other Person who from time to time becomes a Borrower under the Loan Agreement, collectively, the “Borrowers”), VVI FULFILLMENT CENTER, INC., a Minnesota corporation (“VVI Fulfillment”), EP PROPERTIES, LLC, a Minnesota limited liability company (“EP Properties”), IMEDIA&123TV HOLDING GMBH (“iMedia&123tv Holding” and together with VVI Fulfillment, and EP Properties, collectively, the “Guarantors”), SIENA LENDING GROUP LLC, as a lender (“Siena” and together with any other financial institutions who become part to the Loan Agreement referred to below from time to time, each a “Lender” and collectively, the “Lenders”) and SIENA LENDING GROUP LLC, as administrative and collateral agent for the Lenders (in such capacity, the “Agent”). Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement defined below.

RECITALS

A.              Agent, Lenders and Borrowers have previously entered into (i) that certain Loan and Security Agreement dated as of July 30, 2021 (as amended, modified and supplemented from time to time, the “Loan Agreement”), pursuant to which Lenders have made certain loans and financial accommodations available to Borrowers, and (ii) that certain Forbearance Agreement and Eighth Amendment to Loan and Security Agreement dated as of December 20, 2022 (as amended by that certain Ninth Amendment to Loan and Security Agreement and First Amendment to Forbearance Agreement dated as of February 1, 2023 among Borrowers, Guarantors, Agent and Lenders, the “First Forbearance Agreement”).

B.              The Specified Defaults (as defined in the First Forbearance Agreement) have occurred and are continuing. The Forbearance Period (as defined in the First Forbearance Agreement) expired on February 28, 2023.

C.              Additional Events of Default have occurred and are continuing under (w) Section 7.1(r)(i) of the Loan Agreement as a result of the occurrence of certain events of default under the Term Debt Loan Documents, as more particularly described in that certain Notice of Default sent on behalf of Term Debt Lender to certain of the Loan Parties dated March 31, 2023, (x) Section 7.1(c)(1) of the Loan Agreement as a result of the Borrowers’ failure to timely deliver the financial statements and related Compliance Certificate for the (I) quarterly period ended January 28, 2023 required by Section 5.15(b) of the Loan Agreement and (II) the monthly period ended January 28, 2023 required by Section 5.15(c) of the Loan Agreement, and (y) Section 3(i) of the Ninth Amendment to Loan and Security Agreement and First Amendment to Forbearance Agreement dated as of February 1, 2023 as a result of the Borrowers’ failure to provide evidence to Agent that the Deposit (as defined in the Pontus Purchase Agreement) was made on or before the earlier of (i) four business days after receipt of the Notice to Close (as defined in the Pontus Purchase Agreement), and (ii) February 10, 2023, and (z) Section 3(i) of the First Forbearance Agreement as a result of the failure of the Pontus Sale Leaseback to close before February 14, 2023 (the foregoing Events of Default, the “New Defaults” and together with the Specified Defaults, the “Existing Defaults”).

D.              Borrowers have requested that the Agent and Lenders forbear for a period of time from exercising their respective rights and remedies with respect to the Existing Defaults and Agent and Lenders have agreed to such forbearance subject to the amendments of the Loan Agreement, the First Forbearance Agreement and the Fee Letter as hereafter provided and the terms and conditions set forth in this Amendment.

E.              Borrowers and Guarantors are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement or any other Loan Document are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.               Acknowledgments by Loan Parties. Each Loan Party acknowledges and agrees as follows:

(a)              Acknowledgment of Debt. As of the close of business on April 6, 2023, each Loan Party is indebted, jointly and severally, to Lenders and Agent, without defense, deduction, setoff, claim or counterclaim, of any nature, under the Loan Agreement and the other Loan Documents in the aggregate principal amount of $37,895,867.09, plus accrued and continually accruing interest and all fees, costs and expenses.

(b)              Acknowledgment of Existing Defaults and Expiration of Forbearance Period. That on and as of the date hereof: (i) the Existing Defaults exist and continue to exist under the Loan Agreement and other Loan Documents; (ii) neither the Agent nor any Lender has waived in any respect any or all of such Existing Defaults or their rights and remedies with respect thereto; (iii) the Forbearance Period (as defined in the First Forbearance Agreement) expired on February 28, 2023; and (iv) as a result of the Existing Defaults and the expiration of the Forbearance Period (as defined in the First Forbearance Agreement), except as expressly provided in this Amendment, Agent and Lenders are permitted to immediately exercise all rights and remedies available under the Loan Documents, applicable law and/or otherwise.

(c)              Acknowledgment that Liabilities Continue in Full Force and Effect. That the Loans and all other liabilities and obligations of the Borrowers under the Loan Documents (including, without limitation, the First Forbearance Agreement) shall remain in full force and effect, and shall not be released, impaired, diminished or in any other way modified or amended as a result of the execution and delivery of this Amendment or by the agreements and undertakings of the parties contained herein.

(d)              Acknowledgment of Perfection of Security Interest. As of the date hereof, the security interests and Liens granted to the Agent, for its benefit and the benefit of the Lenders, under the Loan Documents securing the Obligations are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Loan Documents.

2.              Ratification of First Forbearance Agreement; Forbearance by Agent and Lenders.

(a)              First Forbearance Agreement. The First Forbearance Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers and Guarantors to Agent and Lenders, it being understood, however, that the effectiveness of the forbearance of the Agent and Lenders is as set forth herein notwithstanding the termination of the Forbearance Period (as defined in the First Forbearance Period) in accordance with Section 2 of the First Forbearance Agreement.

(b)              Forbearance Period. At the request of the Borrowers, the Agent and Lenders agree to forbear from accelerating the Obligations and from commencing and/or prosecuting the exercise of any rights and remedies, whether at law, in equity, by agreement or otherwise, available to the Agent and Lenders as a result of the Existing Defaults (including, without limitation, the right to refuse to fund any requested Loan or charge interest at the Default Rate, in each case, solely as a result of the Existing Defaults), from the date hereof until the earliest to occur of the following times: (i) Forbearance Expiration Date (as herein defined); (ii) the time at which (x) any representation or warranty made by a Loan Party under this Agreement shall prove to have been materially incorrect (without duplication of any materiality qualifiers therein) when made or deemed made or (y) any Loan Party fails to comply in any respect with its covenants set forth in this Agreement; or (iii) the occurrence of any Event of Default (other than the Existing Defaults) under any of the Loan Documents (the period beginning on the date hereof and terminating on the earliest of such dates being hereinafter referred to as the “Forbearance Period”). “Forbearance Expiration Date” means September 30, 2023; provided that if (x) prior to September 15, 2023, Borrowers deliver to Agent and Lenders an executed debt commitment letter for replacement financing sufficient to repay the Obligations in full at the closing thereof, the terms and conditions of which are acceptable to Agent and Lenders in their Permitted Discretion, then (y) the “Forbearance Expiration Date” shall automatically be amended to mean the earlier of (I) December 31, 2023 and (II) the date on which such debt commitment letter expires or is terminated.

(c)              Termination of Forbearance Period. Upon the termination of the Forbearance Period, all forbearances, deferrals and indulgences granted by the Agent and Lenders in Section 2(b) above shall automatically terminate, and the Agent and Lenders shall thereupon have, and shall be entitled to exercise, any and all rights and remedies which the Agent and/or Lenders may have upon the occurrence of an Event of Default, including, without limitation, the Existing Defaults.

(d)              Preservation of Rights. By entering into this Agreement and agreeing to temporarily forbear from the exercise of rights and remedies under the terms of this Agreement, Agent and Lenders do not waive the Existing Defaults or any other Event of Default that may be outstanding on the date hereof or any Event of Default that may occur after the date hereof (whether the same as, or similar to, the Existing Defaults or otherwise). The Existing Defaults and any other Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same as, or similar to, the Existing Defaults or otherwise) are hereby preserved. The granting of the forbearance hereunder shall not be deemed a waiver of any options, rights and remedies of Agent and/or Lenders and shall not constitute a course of conduct or dealing on behalf of Agent or Lenders. Subject to the terms of this Agreement, Agent and Lenders specifically reserve all options, rights and remedies available to it and them under the Loan Agreement, the other Loan Documents, applicable law or otherwise. Each Loan Party acknowledges and agrees that upon the occurrence and during the continuance of any Default or Event of Default (other than the Existing Defaults), (i) neither Agent nor any Lender is obligated or required to make any Loans or any other extension of credit to Borrowers under the Loan Agreement or the other Loan Documents and (ii) any Loans or other extensions of credit made by Agent or any Lender to Borrowers during the continuance of a Default or an Event of Default (other than the Existing Defaults) shall be made at the sole discretion of Agent or such Lender and shall not obligate Agent or any Lender to make any additional Loans or make any other extension of credit to Borrowers.

3.              Covenants; Consents. In consideration of the agreements set forth herein, Borrowers hereby covenant and agree as follows:

(a)              Seller Note; Convertible Note Sale.

(i)              On or before April 10, 2023, Borrowers shall have received net cash proceeds from the transactions described in Convertible Note Documents (the “Convertible Note Sale”) of not less than $3,500,000.

(ii)             On or before April 11, 2023, Borrowers shall deliver to Agent a final, notarized amendment to the Seller Note (such term is used in this Amendment as defined in the First Amendment and Consent), in form and substance identical to the form amendment attached hereto as Exhibit A (or in a form otherwise agreed to by the Lenders) (such amendment, the “Seller Note Amendment”).

(iii)            On or before April 13, 2023 Borrowers shall (x) use not less than $3,500,000 of the proceeds of the Convertible Note Sale to repay outstanding obligations owing under the Seller Note and (y) deliver evidence of such payment to Agent. Agent and Lenders agree that (A) Borrowers may make regularly scheduled payments on the Seller Note in accordance with the terms of the Seller Note (as in effect after giving effect to the Seller Note Amendment) beginning May 22, 2023, in each case, so long as (i) no Default or Event of Default has occurred and is continuing (other than the Existing Defaults) or would result from such payment, and (ii) after giving effect to any such payment, Excess Availability is not less than $10,000,000 and (B) Loan Parties shall be permitted to dispose of up to 10% of the Equity Interests issued by 1-2-3.TV GmbH in accordance with, and subject to the terms of, the Seller Note (as in effect after giving effect to the Seller Note Amendment), so long as Agent and Lenders retain valid and perfected first priority Liens on the remaining 90% of the Equity Interests issued by 1-2-3.TV GmbH.

(b)              Refinancing Milestones.

(i)              On or before June 15, 2023, Borrowers shall deliver to Agent an executed letter of intent with respect to replacement financing sufficient to repay the Obligations in full at the closing thereof (the “Debt Refinancing”), the terms and conditions of which are acceptable to Agent and Lenders in their Permitted Discretion.

(ii)             On or before September 15, 2023, Borrowers shall deliver to Agent an executed debt commitment letter with respect to the Debt Refinancing, the terms and conditions of which are acceptable to Agent and Lenders in their Permitted Discretion.

(iii)            On or before September 30, 2023, Borrowers shall close the Debt Refinancing and repay the Obligations in full; provided that if Borrowers comply with Section 3(b)(ii) of this Amendment, then the date set forth in this clause (iii) shall be automatically extended to the earlier of (I) December 31, 2023 and (II) the date on which such debt commitment letter expires or is terminated.

(c)              Slow Moving Inventory Sale Best Efforts. In connection with any sale of Slow Moving Inventory outside the ordinary course of business, which Agent and Lenders hereby agree will not violate Section 5.25(d) of the Loan Agreement, Borrowers and Lenders agree that the proceeds of each such sale will be paid to Agent on the closing date of such sale and applied by Agent as follows: (i) first, an amount equal to the amount included in the Borrowing Base pursuant to clause (e) of the definition thereof immediately prior to such sale shall be applied by Agent to repay the Revolving Loans, and (ii) second, the remaining amount of such proceeds shall be applied by Agent to repay the Revolving Loans, subject to Borrowers’ ability to reborrow Revolving Loans in accordance with the terms of the Loan Agreement.

(d)              German Collateral Security. On or before May 12, 2023, Agent shall have received (i) customary German law security agreements granting Agent and Lenders Liens in substantially all of the receivables, accounts, inventory and intellectual property of iMedia&123tv Holding GmbH and each of its direct and indirect Subsidiaries, including without limitation, 1-2-3.TV GmbH, (ii) a customary opinion of Borrowers’ German counsel with respect to the deliverables described in the foregoing clause (i) and the following clause (iii), and (iii) such other customary agreements, documents and deliverables reasonably requested by Agent, in consultation with Agent’s German counsel, in connection with the foregoing clauses (i) and (ii), in each case under this clause (d), in form and substance reasonably satisfactory to Agent.

(e)              Minnesota Real Estate.

(i)              Loan Parties shall (A) use their best efforts to complete the Subdivision (as defined in that certain Master Lease Agreement dated as of the Tenth Amendment Effective Date between iMedia and Pontus IMP Portfolio, LLC (the “Master Lease”)) in accordance with the Master Lease as soon as practicable following the Tenth Amendment Effective Date, (B) promptly following completion of such Subdivision, exercise the Repurchase Right (as defined in the Master Lease as in effect on the date hereof), (C) exercise all of their rights and remedies with respect to the Subdivision and the Repurchase Right with diligence and in good faith, and (D) not agree to any amendment or modification to the Master Lease without the prior written consent of Agent.

(ii)             On or before May 5, 2023, Agent shall have received (A) a leasehold mortgage with respect to the Minnesota Property (as defined in the Master Lease as in effect on the date hereof), in form and substance satisfactory to Agent, (B) opinions of counsel, in form and substances satisfactory to Agent, covering such matters as Agent may request with respect to such leasehold mortgage, and (C) each other document required by the Loan Agreement, the leasehold mortgage, any related agreement or under applicable law or as requested by Agent in order to create, in favor of Agent, a perfected security interest in iMedia’s leasehold interest in the Minnesota Property.

(iii)            Unless otherwise agreed in writing by Agent and Lenders, no later than 10 Business Days following the date on which the Closing (as defined in the Master Lease as in effect on the date hereof) occurs, Agent shall have received (A) a fee mortgage with respect to the Tenant Retained Parcel (as defined in the Master Lease as in effect on the date hereof), in form and substance satisfactory to Agent, (B) opinions of counsel, in form and substances satisfactory to Agent, covering such matters as Agent may request with respect to such fee mortgage, (C) if requested by Agent, fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the applicable such mortgage), in standard ALTA form, issued by a title insurance company satisfactory to Agent, in an amount equal to not less than the value of the Tenant Retained Parcel, insuring such mortgage to create a valid Lien on the Tenant Retained Parcel with no exceptions that Agent has not approved and with no survey exceptions, and (D) each other document required by the Loan Agreement, the fee mortgage, any related agreement or under applicable law or as requested by Agent in order to create, in favor of Agent, a perfected security interest in the Tenant Retained Parcel.

Notwithstanding anything to the contrary in any Loan Document (including, without limitation, Section 7.1 of the Loan Agreement) the Borrowers’ failure to comply in all respects with any covenant in Section 3(a), 3(c), 3(d) and 3(e) shall constitute an immediate Event of Default.

4.              Amendments to Loan Agreement and Forbearance Agreement.

(a)              Section 5.24(b) of the Loan Agreement is amended and restated as follows:

(b)             Borrowers have furnished Agent a true, correct and complete copy of (i) each of the Seller Debt Documents and (ii) each of the Convertible Note Documents.

(b)              Section 5.25(s) of the Loan Agreement is amended and restated as follows:

(s)             agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of (i) any Seller Debt Loan Document or (ii) any Convertible Note Documents.

(b)              Section 1(d)(iii) of Schedule A of the Loan Agreement is amended and restated as follows:

(iii) Sublimit on advances against all Eligible Slow Moving Inventory	(a) At all times prior to June 30, 2023, $2,000,000, (b) during the period commencing on June 30, 2023 and ending September 29, 2023, $1,500,000 and (c) at all times on and after September 30, 2023, $0; provided that the amounts set forth in the foregoing clauses (a) and (b) shall be reduced by the aggregate amount applied to repay Revolving Loans pursuant to Section 3(c)(i) of the Tenth Amendment.

(b)              Section 3 of Schedule A of the Loan Agreement is amended and restated as follows:

3. Interest Rate for Revolving Loans:	(i) at all times prior to March 15, 2023, 5.86448% per annum in excess of Term SOFR and (ii) at all times on and after March 15, 2023, 7.86448% per annum in excess of Term SOFR

Or if the Base Rate is then in effect pursuant to Section 2.6, (i) at all times prior to March 15, 2023, 3.0% per annum in excess of the Base Rate and (ii) at all times on and after March 15, 2023, 5.0% per annum in excess of the Base Rate.

(c)              Schedule B of the Loan Agreement is amended to add the following new definitions in the appropriate alphabetical order as follows:

“Tenth Amendment” means that certain Tenth Amendment to Loan and Security Agreement and Second Amendment to Forbearance Agreement, dated as of the Tenth Amendment Effective Date, among the Agent, Lenders and Loan Parties.

“Tenth Amendment Effective Date” means April 10, 2023.

(d)              Schedule B of the Loan Agreement is amended to amend and restate the definition of “Availability Block” as follows:

“Availability Block” means an amount equal to (a) during the period commencing on the Tenth Amendment Effective Date and ending on April 30, 2023, $12,175,000, (b) during the period commencing on May 1, 2023 and ending on May 31, 2023, $12,375,000, (c) during the period commencing on June 1, 2023 and ending on June 30, 2023, $12,575,000, and (b) at all times on and after July 1, 2023, $13,000,000.

(e)              Schedule B of the Loan Agreement is amended to amend the definition of “Permitted Indebtedness” by (i) deleting the “and” appearing before clause (l) thereof and (ii) inserting the following immediately after clause (l) thereof):

; and (m) unsecured Indebtedness outstanding under the Convertible Note Documents.

(f)              Schedule B of the Loan Agreement is amended to add the definition of “Convertible Note Documents” as follows:

“Convertible Note Documents” means (i) the Loan Agreement dated on or about the Tenth Amendment Effective Date among iMedia, BMSF Enterprises, LLC, OCI-VB, LLC, Landel Hobbs, Benjamin Schrag, Tim Peterman, Daryl Porter, Aaron Reitfkopf, Michael Friedman, and Alan Aldworth (the “Convertible Note Purchase Agreement”), (ii) the Convertible Notes issued on or about the Tenth Amendment Effective Date by iMedia pursuant to the Convertible Note Purchase Agreement, and (iii) all other instruments, agreements and documents executed in connection therewith.

(g)              Clause (b) of Schedule E of the Loan Agreement is amended and restated in its entirety to read as follows:

(b)             [Reserved].

5.              Amendments to Fee Letter.

(a)              Clause (e) of the Fee Letter is amended and restated as follows:

(e)  Early Payment/Termination Premium. In the event that for any reason (including without limitation as a result of any voluntary or mandatory prepayment of the Loans, any acceleration of the Loans resulting from an Event of Default, any foreclosure and sale of Collateral, or any sale of Collateral in any bankruptcy or insolvency proceeding) all or any portion of Lenders’ Revolving Loan Commitments is terminated prior to the Scheduled Maturity Date, in each case pursuant to Section 1.8(b), Section 7.2 or otherwise, then in each such case, in addition to the payment of the subject principal amount and all unpaid accrued interest and other amounts due thereon, Borrowers immediately shall be required to pay to Agent for the ratable benefit of Lenders holding Revolving Loan Commitments an early payment/termination premium (an “Early Payment/Termination Premium”) (as liquidated damages and compensation for the cost of Lender being prepared to make funds available under the Loan Agreement with respect to such Loans during the scheduled term of the Loan Agreement) in an amount equal to the Applicable Percentage (as defined below) of the amount of the Total Revolving Loan Commitment at the time of any such termination. With respect to any such event, the “Applicable Percentage” shall be (i) 3.00%, if such event occurs on or before the first anniversary of the Closing Date, (ii) 2.00% if such event occurs after the first anniversary of the Closing Date, but on or before December 31, 2023, or (iii) 3.00% if such event occurs after December 31, 2023, but before the Scheduled Maturity Date. Borrowers acknowledge and agree that (x) the provisions of this paragraph shall remain in full force and effect notwithstanding any rescission by a Lender of an acceleration with respect to all or any portion of the Obligations pursuant to Section 7.2 or otherwise, (y) payment of any Early Payment/Termination Premium under this paragraph constitutes liquidated damages and not a penalty and (z) the actual amount of damages to a Lender or profits lost by a Lender as a result of such early payment or termination would be impracticable and extremely difficult to ascertain, and the Early Payment/Termination Premium under this paragraph is provided by mutual agreement of Borrowers and Agent as a reasonable estimation and calculation of such lost profits or damages of Borrowers and Lenders.

(b)              A new clause (f) is hereby added to the Fee Letter to read as follows:

(f)  Milestone Fees. For the ratable benefit of Lenders holding the Revolving Commitments, a fee equal to $100,000 (the “Milestone Fee”). The full amount of the Milestone Fee shall be deemed to be fully earned on the Tenth Amendment Effective Date and shall be payable in installments as follows: (i) an amount equal to $33,334 shall be due and payable on the date (if any) on which Borrowers breach their obligations under Section 3(b)(i) of this Amendment; provided that a portion of the Milestone Fee equal to $33,334 shall be deemed waived if Borrowers do not breach their obligations under Section 3(b)(i) of this Amendment, (ii) an amount equal to $33,333 shall be due and payable on the date (if any) on which Borrowers breach their obligations under Section 3(b)(ii) of this Amendment; provided that a portion of the Milestone Fee equal to $33,333 shall be deemed waived if Borrowers do not breach their obligations under Section 3(b)(ii) of this Amendment, and (iii) an amount equal to $33,333 shall be due and payable on the date (if any) on which Borrowers breach their obligations under Section 3(b)(iii) of this Amendment; provided that a portion of the Milestone Fee equal to $33,333 shall be deemed waived if Borrowers do not breach their obligations under Section 3(b)(iii) of this Amendment.

6.              Release; Covenant Not to Sue.

(a)              Each Loan Party hereby absolutely and unconditionally releases and forever discharges Agent and each Lender, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of each Loan Party in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified.

(b)              Each Loan Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)              Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Loan Party pursuant to the above release. If any Loan Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

7.              Extension Fee. In consideration of the agreements set forth herein, Borrowers hereby agree to jointly and severally pay to Agent for the ratable benefit of the Lenders, a fee in the amount of $250,000 (the “Extension Fee”), which Extension Fee is non-refundable when paid and is fully-earned and due and payable on the date of this Amendment. Borrowers hereby authorize Agent to charge Borrowers’ Loan Account in full payment of the Extension Fee on the date of this Amendment in accordance with this Section 7.

8.              First Forbearance Agreement Fee Amendment. In consideration of the agreements set forth herein, Section 6(b) of the First Forbearance Agreement is hereby amended and restated in its entirety as follows:

(b) a fee in the amount of $600,000, which fee is non-refundable when paid and is fully-earned as of the date of this Amendment and is due and payable on April 10, 2023.

9.              Effectiveness of this Amendment. This Amendment shall become effective upon the satisfaction, as determined by Agent, of the following conditions:

(a)              Amendment. Agent shall have received this Amendment fully executed by the other parties hereto;

(b)              Pontus Sale Leaseback. The Pontus Sale Leaseback shall have closed on terms and conditions acceptable to Agent, and Agent shall have received cash proceeds from such closing in an amount not less than $12,000,000 to be applied to the Obligations in accordance with the Loan Agreement;

(c)              Convertible Note Financing. The Convertible Note Documents shall be fully executed and effective, with $3,300,000 of the gross proceeds thereof being held in an escrow account, to be released to Borrowers on April 10, 2023 and further applied in accordance with Section 3(a) of this Amendment;

(d)              GreenLake Indebtedness. The Indebtedness evidenced by the Term Debt Documents shall have been repaid in full and the Term Debt Documents and all Liens granted to the Term Debt Lender under the Term Debt Documents shall have been terminated, on terms acceptable to Agent;

(e)              Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement must true and correct in all material respects (without duplication of materiality qualifiers therein) as of the date hereof (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct in all material respects (without duplication of materiality qualifiers therein) as of such earlier date), other than those representations and warranties which are incorrect solely as a result of the existence of the Existing Defaults; and

(f)              Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as reasonably required by Agent in its Permitted Discretion.

10.             Representations and Warranties. Each Loan Party represents and warrants as follows:

(a)              Authority. Such Loan Party has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder, under the Loan Agreement (as amended or modified hereby) and under the other Loan Documents to which it is a party. The execution, delivery and performance by such Loan Party of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b)              Enforceability. This Amendment has been duly executed and delivered by each Loan Party. This Amendment, the Loan Agreement (as amended or modified hereby) and each other Loan Document is the legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, and is in full force and effect.

(c)              Representations and Warranties. The representations and warranties contained in the Loan Agreement and each other Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof, other than those representations and warranties which are incorrect solely as a result of the existence of the Existing Defaults.

(d)              Due Execution. The execution, delivery and performance of this Amendment are within the power of each Loan Party, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Loan Party.

(e)              No Default. Other than the Existing Defaults, no event has occurred and is continuing that constitutes a Default or an Event of Default.

(f)              No Duress. This Amendment has been entered into without force or duress, of the free will of each Loan Party. Each Loan Party’s decision to enter into this Amendment is a fully informed decision and such Loan Party is aware of all legal and other ramifications of such decision.

(g)              Counsel. Each Loan Party has read and understands this Amendment, has consulted with and been represented by legal counsel in connection herewith, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

11.              Choice of Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AMENDMENT AND ALL SUCH RELATED LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

12.              Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by e-mail, Docusign, facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

13.             Reference to and Effect on the other Loan Documents.

(a)              Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement and each reference in the other Loan Documents to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b)              Except as specifically amended above, the Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers and Guarantors to Agent and Lenders.

(c)              The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.

(d)              To the extent that any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

14.             Ratification. Each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the other Loan Documents effective as of the date hereof.

15.             Integration. This Amendment, together with the Loan Agreement and the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

16.             Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

17.             Waivers. Each Loan Party waives and renounces all rights that are waivable under Article 9 of the Uniform Commercial Code as such rights relate to such Loan Party’s relationship with Agent and Lenders, whether such rights are waivable before or after default, including, without limitation, those rights with respect to compulsory disposition of collateral (U.C.C. §§9-610, 9-615 and 9-620), any right of redemption under U.C.C. §9-623, and any right to notice relating to disposition of collateral under U.C.C. §9-611.

18.             Guarantors’ Acknowledgment. With respect to the amendments to the Loan Agreement effected by this Amendment, each Guarantor hereby acknowledges and agrees to this Amendment and confirms and agrees that its Guaranty (as modified and supplemented in connection with this Amendment) is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of this Amendment, each reference in such Guaranty to the Loan Agreement, “thereunder”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended or modified by this Amendment. Although Lender has informed the Guarantors of the matters set forth above, and each Guarantor has acknowledged the same, each Guarantor understands and agrees that Lender has no duty under the Loan Agreement, any Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any transaction hereafter.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:

IMEDIA BRANDS, INC.

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

VALUEVISION RETAIL, INC.

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

FL ACQUISITION COMPANY

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

PW ACQUISITION COMPANY, LLC

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

VALUEVISION MEDIA ACQUISITIONS, INC.

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

[Signature Page to Tenth Amendment to Loan and Security Agreement]

JWH ACQUISITION COMPANY

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

NORWELL TELEVISION, LLC

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

867 GRAND AVENUE LLC

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

VALUEVISION INTERACTIVE, INC.

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

PORTAL ACQUISITION COMPANY

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

GUARANTORS:

VVI FULFILLMENT CENTER, INC.

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

[Signature Page to Tenth Amendment to Loan and Security Agreement]

EP PROPERTIES, LLC

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: CEO

IMEDIA&123TV HOLDING GMBH

By:	/s/ Timothy Peterman
Name: Timothy Peterman
Its: Managing Director

Acknowledged and Agreed:

123TV INVEST GMBH

By:	/s/ Jean Sabatier
Name: Jean Sabatier
Its: Managing Director

123TV HOLDING GMBH

By:	/s/ Jean Sabatier
Name: Jean Sabatier
Its: Managing Director

123TV BETEILIGUNGS GMBH

By:	/s/ Jean Sabatier
Name: Jean Sabatier
Its: Managing Director

[Signature Page to Tenth Amendment to Loan and Security Agreement]

1-2-3.TV GMBH

By:	/s/ Eberhard Kuom		/s/ Michael Hoinka
	Name:	Eberhard Kuom	Michael Hoinka
	Its:	Managing Director	Managing Director

1-2-PAY GMBH

By:	/s/ Jean Sabatier
	Name:	Jean Sabatier
	Its:	Managing Director

[Signature Page to Tenth Amendment to Loan and Security Agreement]

SIENA LENDING GROUP LLC, as Agent

By:	/s/ Renee Singer
Name:	Renee Singer
Title:	Authorized Signatory

By:	/s/ Renee Singer
Name:	Steven Sanicola
Title:	Authorized Signatory

SIENA LENDING GROUP LLC, as a Lender

By:	/s/ Renee Singer
Name:	Renee Singer
Title:	Authorized Signatory

By:	/s/ Steven Sanicola
Name:	Steven Sanicola
Title:	Authorized Signatory

[Signature Page to Tenth Amendment to Loan and Security Agreement]

CRYSTAL FINANCIAL SPV LLC, as a Lender

By:	/s/ Mirko Andric
Name:	Mirko Andric
Title:	Senior Managing Director

CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS, as a Lender

By:	/s/ Mirko Andric
Name:	Mirko Andric
Title:	Senior Managing Director

NORTH MILL CAPITAL LLC D/B/A SLR BUSINESS CREDIT, as a Lender

By:	/s/ Beatriz Hernandez
Name:	Beatriz Hernandez
Title:	EVP

Exhibit A – Form of Seller Note Amendment

AMENDMENT AGREEMENT TO THE SHARE PURCHASE AGREEMENT AND FOuRTH AMENDMENT TO THE VENDOR LOAN AGREEMENT RELATING TO THE IMPULSE TRANSACTION

between

1.	Emotion Invest GmbH & Co. KG, Theatinerstraße 7, c/o Arcus Capital AG, 80333 Munich, Germany

– “Seller 1”–

2.	BE Beteiligungen Fonds GmbH & Co. geschlossene Investmentkommanditgesellschaft, Hohenzollernring 72, 50672 Cologne, Germany

– “Seller 2”–

3.	Iris Capital Fund II, 62 rue Pierre Charron, c/o Iris Capital Management, 75008 Paris, France

– “Seller 3”; Seller 1, Seller 2 and Seller 3
individually also a “Seller” and collectively the “Sellers” –

4.	iMedia & 123tv Holding GmbH, Bavariafilmplatz 7, 82031 Grünwald, Germany

– “Purchaser”–

5.	123tv Beteiligungs GmbH, Bavariafilmplatz 7, 82031 Grünwald, Germany

– “123tv Beteiligungs”–

6.	iMedia Brands, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344 USA

– “iMedia” –

and

7.	1-2-3.TV GmbH, Bavariafilmplatz 7, 82031 Grünwald, Germany

– “1-2-3.TV” –

– The Parties under no. 1. through 7. individually also a “Party” and collectively the “Parties” –

Table of Content

Table of Content		23

Definitions		24

Recitals		26

1.	Definitions	26

2.	Status	27

3.	Amendment of the Due Dates under the Vendor Loan Agreement	27

4.	Reduction of Purchase Price and Loan Amount	29

5.	Sale and Transfer Participation in 1-2-3.TV	32

6.	Waiver of Claims under SPA	34

7.	Guarantees	35

8.	Remedies	37

9.	Cost and Expenses	37

10.	Waiver of Conditions Precedents	38

11.	Rights of Third Parties	38

12.	Amendments; Notices	38

13.	Choice of Law and Place of Jurisdiction	38

14.	Severability	39

Definitions

10% Call/Put Option	12
10% Purchase Price	11
10% SPA	11
10% SPA Closing Date	13
1-2-3.TV	2
123tv Beteiligungs	2
2-Years Waiting Period	12
Agreement	6
Condition Precedent	8
Condition Subsequent	8
Effective Date	12
Fair Market Value	12
Guarantee(s)	13
Guarantor(s)	13
iMedia	2
Impulse Transaction	6
Initial Principal Payment	7
Initial Vendor Loan Agreement	6
Loan Amount I	8
Loan Amount II	10
March 31, 2023 Installment	7
Notice(s)	16
Party	3
Purchaser	2
Quota	7
Reduction Amount I	8
Reduction Amount II	9
Seller 1	2
Seller 2	2
Seller(s)	2
Settlement Condition	10
SHA	11
Signing Date	7
Sold Shares	11
SPA	6
Third Amendment to the Vendor Loan Agreement	6
Total Loan Amount	6
Vendor Loan Agreement	6

RECITALS

(A)	The Sellers, the Purchaser and iMedia have entered into a share purchase agreement regarding the 1-2-3.TV group dated September 14/15/20/22, 2021 (part B of the role of deed no. H 3959/2021 of the notary public Sebastian Herrler, Munich; as amended from time to time the “SPA”) under which, inter alia, the Sellers have sold their (indirect) participation in 1-2-3.TV to the Purchaser against a certain purchase price (“Impulse Transaction”).

(B)	In the context of the SPA, the Parties have entered into a vendor loan agreement dated September 14/15/20/22, 2021 (part C of the role of deed no. H 3959/2021 of the notary public Sebastian Herrler, Munich; “Initial Vendor Loan Agreement”) as amended under (i) a first amendment agreement dated November 5, 2021, (ii) a second amendment agreement dated May 26, 2022 and (iii) a third amendment agreement dated September 19, 2022 (“Third Amendment to the Vendor Loan Agreement”) (the Initial Vendor Loan Agreement as amended under (i) through (iii) the “Vendor Loan Agreement”) under which a portion of the claim of the Sellers against the Purchaser to pay the Purchase Price under the SPA in an amount of EUR 18,000,000 (“Total Loan Amount”) has been novated as an interest bearing vendor loan among the Sellers as lenders and the Purchaser as borrower.

(C)	The Parties now wish to amend the SPA and reduce the Purchase Price and accordingly reflect this reduction of the Purchase Price by a corresponding reduction of the Vendor Loan Agreement (and its due date) by entering into and in accordance with the provisions of this agreement (“Agreement”).

Now, therefore, the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Agreement which are not defined otherwise in this Agreement shall have the meaning attributed to them under the SPA or in the Vendor Loan Agreement, as the case may be.

2.	Status

2.1	The Purchase Price under the SPA amounts to EUR 85,870,615.24. The Purchase Price minus the Total Loan Amount of EUR 18,000,000.00 has been paid by the Purchaser to the Sellers.

2.2	As per the date of this Agreement (“Signing Date”), the outstanding Loan Amounts under the Vendor Loan Agreement are as follows (in each case plus accrued interest):

No.	Seller	Loan Amount in EUR (plus accrued interest)	Percentage of Loan Amount in Total Loan Amount (“Quota”)	Accrued interest in EUR until March 31, 2023
1.	Seller 1	6,886,170.52	38.26%	234,129.80
2.	Seller 2	6,615,633.36	36.75%	224,931.53
3.	Seller 3	4,498,196.12	24.99%	152,938.67
Total Loan Amount:		18,000,000.00	100.00%	612,000.00

2.3	123tv Beteiligungs holds all shares in 1-2-3.TV.

3.	Amendment of the Due Dates under the Vendor Loan Agreement

3.1	The Parties (except for 123tv Beteiligungs) hereby agree to amend the Vendor Loan Agreement that deviating from Section 2.1 of the Third Amendment to the Vendor Loan Agreement the following shall apply.

3.1.1	The Purchaser shall make (i) on or before April 13, 2023 (or any other date mutually agreed via email between all Sellers and the Purchaser) to the Sellers (pro rata to their respective Quota) an initial payment of EUR 3,000,000 on the Total Loan Amount, and (ii) on or before April 17, 2023 (or any other date mutually agreed via email between all Sellers and the Purchaser) to the Sellers (pro rata to their respective Quota) (y) a second payment of EUR 200,000 on the Total Loan Amount (collectively with the payment under (i) above the “Initial Principal Payment”) and (z) payment of interest accrued on the Total Loan Amount until April 17, 2023 in the amount of EUR 612,000 ((i) and (ii) collectively the “April 13, 2023 Installment”). The Initial Principal Payment will be as follows:

No.	Seller	Initial Principal Payment
1.	Seller 1	1,224,208.09
2.	Seller 2	1,176,112.60
3.	Seller 3	799,679.31
Total April 13, 2023 Installment:		3,200,000

3.1.2	The Purchaser shall make between June 1, 2023 and September 30, 2023 at the latest to the Sellers (pro rata to their respective Quota) payments (i) on the Loan Amount I (as defined below) in an amount that depends on the amount and the date of the payments as set out under Section 4.3 below, whereby the relevant dates set out in Section 4.3 below shall be considered due dates for payment of the relevant portion of the Loan Amount I, at the Purchaser’s sole discretion, and (ii) of accrued interest on Loan Amount I until the date of payment.

3.1.3	The Ordinary Maturity Date I and the Ordinary Maturity Date II shall not apply.

3.2	The amendment under Section 3.1.1 shall be subject to the condition subsequent (auflösende Bedingung) that receipt (i) of a partial payment of EUR 3,000,000 of the April 13, 2023 Installment by Sellers has not occurred prior to or upon the expiry of April 13, 2023 (or any other date mutually agreed via email between all Sellers and the Purchaser) or (ii) of the remainder of the April 13, 2023 Installment by Sellers has not occurred prior to or upon the expiry of April 17, 2023 (or any other date mutually agreed via email between all Sellers and the Purchaser) (“Condition Subsequent”). The amendments under Section 3.1.2 and 3.1.3 shall be subject to the condition precedent of receipt (i) of a partial payment of EUR 3,000,000 of the April 13, 2023 Installment by the Sellers prior to or upon the expiry of April 13, 2023 (or any other date mutually agreed via email between all Sellers and the Purchaser) and (ii) of the remainder of the April 13, 2023 Installment by the Sellers prior to or upon the expiry of April 17, 2023 (or any other date mutually agreed via email between all Sellers and the Purchaser) (“Condition Precedent”).

4.	Reduction of Purchase Price and Loan Amount

4.1	Subject to the fulfilment or due waiver of the Condition Precedent, the Sellers, the Purchaser and iMedia hereby agree to reduce the Purchase Price under the SPA by EUR 3,200,000.00 (“Reduction Amount I”), whereby such Reduction Amount I shall be allocated among the Sellers according to their Quota as follows:

No.	Seller	Share of Reduction Amount I in EUR
1.	Seller 1	1,224,208.09
2.	Seller 2	1,176,112.60
3.	Seller 3	799,679.31
Total		3,200,000.00

4.2	A reduction of the Purchase Price under the SPA by the Reduction Amount I would result in a corresponding reduction of the Total Loan Amount. Therefore, the Parties (except for 123tv Beteiligungs) hereby agree, subject to the fulfilment or due waiver of the Condition Precedent, to allocate the Reduction Amount I to the Total Loan Amount under the Vendor Loan Agreement and reduce the Total Loan Amount by the Reduction Amount I according to their Quota with effect as of the fulfilment or due waiver of the Condition Precedent, whereby the Total Loan Amount reduced by (i) the Initial Principal Payment and (ii) the Reduction Amount I (if applicable) shall be the “Loan Amount I”:

No.	Seller	Share of sum of the Initial Principal Payment and Reduction Amount I (EUR)	Loan Amount I in EUR
1.	Seller 1	2,448,416.18	4,437,754.33
2.	Seller 2	2,352,225.20	4,263,408.17
3.	Seller 3	1,599,358.62	2,898,837.50
Total		6,400,000.00	11,600,000.00

4.3	Subject to the fulfilment or due waiver of the Condition Precedent the Sellers, the Purchaser and iMedia hereby agree to reduce the Purchase Price under the SPA by an additional aggregate amount as set out below, which depends on amount and the date of the payments made by the Purchaser on the Loan Amount I as set out below, (“Reduction Amount II”), whereby the Reduction Amount II shall be allocated among the Sellers according to their Quota:

Payment in EUR	Payment Date	Reduction Amount II in EUR	Discount on Amount equal to Loan Amount I minus 10% Purchase Price in %
3,800,000	On or before June 1, 2023	3,800,000	50.00%
4,750,000	After June 1, 2023 and on or before June 30, 2023	2,850,000	37.50%
5,700,000	After June 30, 2023 and on or before July 31, 2023	1,900,000	25.00%
6,650,000	After July 31, 2023 and on/or before September 29, 2023	950,000	12.50%
7,600,000	After September 29, 2023	0	0.00%

4.4	A reduction of the Purchase Price under the SPA by the Reduction Amount II would result in a corresponding reduction of the Loan Amount I. Therefore, the Parties (except for 123tv Beteiligungs) hereby agree, subject to the fulfilment or due waiver of the Condition Precedent, to allocate the Reduction Amount II to the Loan Amount I and reduce the Loan Amount I by the Reduction Amount II with effect as of the receipt of (y) the payments as per the table below (columns 1 and 2) by the Sellers to be allocated among the Sellers according to their Quota as set out below, and (z) interest accrued on the Loan Amount I until date of payment pursuant to (y) above, whereby the Loan Amount I reduced by (i) the payments as per the table below (columns 1 and 2) and (ii) the Reduction Amount II shall be the “Loan Amount II”:

Payment in EUR	Payment Date	Reduction A mount II in EUR	Discount on Amount equal to Loan Amount I minus 10% Purchase Price in EUR	Loan Amount II in EUR
3,800,000	On or before June 1, 2023	3,800,000	50.00%	4,000,000
4,750,000	After June 1, 2023 and on or before June 30, 2023	2,850,000	37.50%	4,000,000
5,700,000	After June 30, 2023 and on or before July 31, 2023	1,900,000	25.00%	4,000,000
6,650,000	After July 31, 2023 and on/or before September 29, 2023	950,000	12.50%	4,000,000
7,600,000	After September 29, 2023	0	0.00%	4,000,000

4.5	Without prejudice to Section 5 (Sale and Transfer Participation in 1-2-3.TV), the Loan Amount II shall be due and payable in full together with all accrued interest on September 29, 2023.

4.6	The Parties (except for 123tv Beteiligungs) agree that interest shall be accrued and payable on the relevant principal amounts of the Loan Amount, the Loan Amount I and the Loan Amount II as the case maybe in accordance with the Vendor Loan Agreement as amended by this Agreement.

4.7	Except as specifically provided in this Section 4, the SPA shall not be amended, and the provisions of the SPA shall remain in full force and effect.

4.8	The Parties (except for 123tv Beteiligungs) acknowledge and agree that the payments under the Vendor Loan Agreement as amended by this Agreement may be made by iMedia on behalf of the Purchaser directly to the Sellers with debt releasing effect for the Purchaser.

4.9	Subject to the condition precedent of the full satisfaction or due waiver or settlement of the claims for payments of the Loan Amount, the Loan Amount I andthe Loan Amount II, including by the legally effective sale and transfer of the Sold Shares in accordance with Section 5 below, as well as accrued interest in accordance with the Vendor Loan Agreement as amended by this Agreement (“Settlement Condition”), the Parties (except for 123tv Beteiligungs) agree that (i) all claims under the Vendor Loan Agreement as amended by this Agreement among the Parties (except for 123tv Beteiligungs) (irrespective whether actual or contingent, known or unknown) are settled and each Party waives any and all such claims under the Vendor Loan Agreement as amended by this Agreement against all other Parties (except for 123tv Beteiligungs) (irrespective whether actual or contingent, known or unknown) without prejudice to any other secondary rights of the relevant Parties for breach of contract, and (ii) Section 2.7 of the Initial Vendor Loan Agreement shall not apply.

4.10	Notwithstanding anything stated in this Agreement, the Purchaser shall be entitled to repay fully or partially the Loan Amount at any time without any early repayment penalty to be paid.

5.	Sale and Transfer Participation in 1-2-3.TV

5.1	Subject to the fulfilment or due waiver of the Condition Precedent, the Sellers as purchaser and 123tv Beteiligungs as seller undertake to enter into an agreement (“10% SPA”) under which 123tv Beteiligungs sells and transfers to the Sellers shares each in the nominal value of EUR 1 in 1-2-3.TV, the total amount of the nominal value of which are equal to 10% of the outstanding share capital of 1-2-3.TV, together with all rights attaching to the Sold Shares including the rights to receive dividends unless dividends were paid before or on December 31, 2022 pursuant to the allocation as follows (“Sold Shares”):

No.	Seller	Indirect Ownership Interest in 1-2-3.TV	Nominal Value of Sold Shares
1.	Seller 1	3.826%	6,969
2.	Seller 2	3.675%	6,694
3.	Seller 3	2.499%	4,552
Total		10.00%	18,215

5.2	Subject to the fulfilment or due waiver of the Condition Precedent, the Sellers and 123tv Beteiligungs undertake to execute the 10% SPA and a shareholders’ agreement relating to 1-2-3.TV among each other (“SHA”) as reasonably possible after the Singing Date, however, at the latest by April 30, 2023 provided that:

5.2.1	The aggregate purchase price for the Sold Shares shall be equal to EUR 4,000,000 (allocated pro rata to the Sold Shares) (“10% Purchase Price”) and shall not be payable in cash but by assigning a claim of the Sellers against the Purchaser for payment of the Loan Amount II (i.e. an amount of EUR 4,000,000) under the Vendor Loan Agreement as amended by this Agreement.

5.2.2	Under the SHA (i) 123tv Beteiligungs shall be granted a customary drag along right and an approval right for the transfer of the Sold Shares and (ii) the Sellers shall be granted a customary tag along right and a customary right of free transfer of the Sold Shares held to another Seller or a legal entity which is affiliated in the meaning of Sections 15 seqq. German Stock Corporation Act or managed or advised by the same legal entity as the respective Seller.

5.2.3	In case any payments of 1-2-3.TV on the Total Loan Amount, the Loan Amount I respectively the Loan Amount II made upon approval or request by the Sellers pursuant to Section 8.1 of the Initial Vendor Loan Agreement should (i) give rise to any expenses (Aufwand) (in particular for the reason that the corresponding repayment claims of 1-2-3.TV towards the Purchaser is not or ceases to be valuable) which reduce 1-2-3.TV’s trailing twelve (12) month EBITDA used for the determination of the Fair Market Value (as defined below) or (ii) have otherwise a negative effect for the purpose of determining the Fair Market Value, such effects shall be normalized for purposes of the determination of 1-2-3.TV’s trailing twelve (12) month EBITDA and net debt, as the case may be, each as used for the calculation of the Fair Market Value.

5.2.4	The SHA provides for a call/put option (“10% Call/Put Option”) to re-purchase by 123tv Beteiligungs all Sold Shares, which either the Purchaser or the Sellers (jointly) can choose to exercise after a two (2) years’ period beginning of this Agreement (“2-Years Waiting Period”), whereby the following shall be agreed:

(a)	The 10% Call/Put Option can only be validly exercised within three (3) months after the expiry of the 2-Years Waiting Period towards the relevant other Parties.

(b)	The total purchase price for the Sold Shares under the 10% Call/Put Option shall be equal to 10% of the Fair Market Value of 1-2-3.TV as per the end of 2-Years Waiting Period (“Effective Date”), however, not less than EUR 2,000,000.00. The “Fair Market Value” shall be equal to eight (8) times 1-2-3.TV’s trailing twelve (12) month normalized EBITDA minus any outstanding net debt of 1-2-3.TV as per the Effective Date (in each case to be determined based on the consolidated financial statements of 1-2-3.TV as of the Effective Date to be established in accordance with German GAAP and past practice), it being understood that any shareholder loans granted by the Purchaser and its Affiliates until the transfer in rem of the Sold Shares under the 10% Call/Put Option shall not qualify as debt. The SHA will provide that 123tv Beteiligungs provides for a calculation of the Fair Market Value and a customary dispute resolution mechanism with a neutral expert according to Section 317 German Civil Code being appointed if the Sellers and the 123tv Beteiligungs do not agree upon an objection against the 123tv Beteiligungs’ calculation.

5.3	The Purchaser, iMedia and 1-2-3.TV hereby consent to and undertake vis-à-vis the Sellers to procure that all relevant approvals are obtained to effect the transactions set out under Section 5.

5.4	The Purchaser, iMedia and 1-2-3.TV undertake vis-à-vis the Sellers to procure that the Sold Shares will be sold and transferred free of third party rights under the 10% SPA.

5.5	The Sellers shall be entitled to withdraw from the undertaking under Sections 5.1 and 5.2 it the transaction contemplated under Sections 5.1 and 5.2 are not fulfilled by April 30, 2023 by giving written notice to the Purchaser.

6.	Waiver of Claims under SPA

Subject to the fulfilment or due waiver of the Settlement Condition, the Parties agree that the Purchaser hereby unconditionally and irrevocably waives any Purchaser’s Claims (as defined in clause 15.1 of the SPA), any Leakage Claims (as defined in clause 15.2 of the SPA), any Tax Indemnification Claims as well as any further potential claims and remedies of the Purchaser against the Sellers under or in connection with a breach of the Sellers’ Guarantees (as defined in clause 13.1 of the SPA) or a breach of the Sellers’ Covenants (as defined in clause 14.4 of the SPA) or under the tax indemnity pursuant to clause 18 of the SPA (irrespective whether actual or contingent, known or unknown), in each case except for the Insured Claims without prejudice to any provisions on exclusion or time-limitation of such claims under the SPA and the fact that the Purchaser has not asserted any such Claims against the Sellers.

7.	Guarantees

7.1	The Purchaser, iMedia, 123tv Beteiligungs and 1-2-3.TV (each a “Guarantor” and collectively the “Guarantors”) hereby each guarantee to the Sellers as joint debtors by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 para. 1 BGB that the statements set forth in Sections 7.2 through 7.4 (each a “Guarantee” and collectively the “Guarantees”) are true and correct as of the date of this Agreement and as of the date of the in rem (mit dinglicher Wirkung) transfer of the Sold Shares to the Sellers (“10% SPA Closing Date”). The Guarantees shall neither constitute a quality agreement within the meaning of Section 434 para. 2 BGB (Beschaffenheitsvereinbarung) nor shall they be construed as a guarantee within the meaning of Sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

7.2	Capacity

7.2.1	The Guarantors are validly existing and in good standing and have the requisite power and authority to enter into and consummate this Agreement.

7.2.2	This Agreement establishes binding obligations of the respective Guarantor against the respective Party in accordance with its respective terms. The Guarantors are not obligated to obtain consents from third parties (including government authorities or other sovereign entities) to enter into or consummate this Agreement or to notify any such third party of entering into or consummation of this Agreement. Claims, other rights of any kind and legal relationships of the Guarantors and its Affiliates are not revoked, terminated, amended or impaired in any other way due to entering into or consummation of this Agreement, and the conclusion and consummation of this Agreement do not establish any termination rights, claw back rights or other rights of the relevant contractual partners of the Guarantors and its Affiliates

7.2.3	By entering into and performing this Agreement, the Guarantors and its Affiliates are neither infringing any third party rights nor breaching any other kind of obligation, including those arising under (i) statutes, ordinances, articles of association, international treaties, administrative regulations, judgments, resolutions, decisions, permits or other (individual regulatory) decisions or other rules issued by a supranational, international, national, regional or local body, establishment, government authority or any court, tribunal or other sovereign entity or an arbitration tribunal as well as customary rules and practices or (ii) contracts or other contractual obligations

7.3	No Insolvency, etc.

No insolvency, reorganisation or similar proceedings in Germany or abroad have been applied for or instituted against the assets of any of the Guarantor or their respective Affiliates, and no compulsory judicial enforcement proceedings or any similar measures have been applied for or instituted against all or some of assets of any of the Guarantor or their respective Affiliates. There are no circumstances which would justify the institution of such proceedings or any actions seeking to void or challenge this agreement under bankruptcy or insolvency law.

7.4	Corporate Matters relating to 1-2-3.TV and Subsidiaries

7.4.1	As per the 10% SPA Closing Date, 123tv Beteiligungs is the sole and unrestricted legal and beneficial owner of the Sold Shares. 123tv Beteiligungs is entitled to freely dispose of the Sold Shares without such disposal infringing any rights of a third party. As per the 10% SPA Closing Date, the Sold Shares (i) are free and clear of any liens, encumbrances or other third party rights, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Shares, (ii) are not subject to any trust arrangements (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participations (Unterbeteiligung) or similar arrangements and (iii) are not subject to any commitment to give or create any such encumbrance or such right and, no person has claimed to be entitled to any encumbrance or such right in writing.

7.4.2	Except for 1-2 Play GmbH (which is dormant), 1-2-3.TV holds no shares or contractual participations in other entities and is not obliged to acquire such shares or contractual participations in other entities.

7.4.3	The Sold Shares are fully paid in, have not been repaid and are not subject to any contribution obligation (Nachschusspflicht). No hidden contributions in kind (verdeckte Sacheinlage) in respect of any of the Sold Shares have been made.

7.4.4	No insolvency, reorganisation or similar proceedings in Germany or abroad have been applied for or instituted against the assets of any of 1-2-3.TV, and no compulsory judicial enforcement proceedings or any similar measures have been applied for or instituted against all or some of assets of 1-2-3.TV. There are no circumstances which would justify the institution of such proceedings or any actions seeking to void or challenge this agreement under bankruptcy or insolvency law.

7.4.5	No measures relating to the dissolution (Auflösung), liquidation (Liquidation) or reorganization of 1-2-3.TV or the cessation of the business of any Group Company have been taken or are immanent.

8.	Remedies

In the event of a breach of a Guarantee, (i) the Guarantors shall put the respective Seller, into the position such Seller would have been in if the respective Guarantee had not been breached (restitution in kind – Naturalrestitution), or (ii) if the Guarantors are unable to achieve the restitution in kind within ten (10) Business Days after having been notified by the respective Seller or finally refuse the restitution in kind, or restitution in kind is impossible or unreasonable, pay monetary damages (Schadensersatz in Geld) to the respective Seller in accordance with the legal principles of calculation of damages, mitigation of damages and offsetting of advantages (Schadensberechnung, Schadensminderung und Vorteilsanrechnung) pursuant to sections 249 et seqq. of the German Civil Code (BGB). Sections 377 German Commercial Code (HGB) and 442 BGB shall not apply. Any claims of any of the Sellers against 1-2-3.TV under this Section 8 shall be deferred, but not excluded, to the extent a payment of 1-2-3.TV on such claim would infringe applicable capital maintenance rules.

9.	Cost and Expenses

9.1	The cost of notarization of this Agreement, the 10% SPA and the SHA shall be borne by the Purchaser.

9.2	Each of the Parties shall bear its own legal and other costs and expenses incurred in connection with the execution, implementation and consummation of this Agreement, including all previous negotiations and communications.

10.	Waiver of Conditions Precedents

The Parties agree that the Sellers may unilaterally waive any conditions precedents set out in this Agreement, which all shall be deemed conditions precedents in the meaning of Section 158 para. 1 German Civil Code, by joint declaration in writing vis-à-vis the Purchaser.

11.	Rights of Third Parties

Except as set forth in the immediately succeeding sentence, and as explicitly otherwise provided for in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties (kein Vertrag zugunsten Dritter) or a contract with protective effect for third parties (kein Vertrag mit Schutzwirkung zugunsten Dritter). Notwithstanding anything to the contrary herein, each Party hereby ratifies and reaffirms the validity and enforceability of Section 2.6 of the Initial Vendor Loan Agreement, and acknowledges and agrees that the Senior Indebtedness described in Section 2.6(x) thereof as in effect on the date hereof continues to constitute Senior Indebtedness thereunder.

12.	Amendments; Notices

12.1	Any amendment of or notice or other declaration (the “Notice(s)”) under or in connection with this Agreement shall be made in writing (in Schriftform) unless a notarization or any other stricter form is required by mandatory law or in this Agreement. The written form shall include exchange of letters, fax and exchange of emails if scans of the under- signed documents are attached but no other transmission by way of telecommunication. The electronic form shall not suffice to comply with the written form requirement.

12.2	All Notices to be given to a Party or any of them hereunder shall be addressed as set out in the SPA.

13.	Choice of Law and Place of Jurisdiction

13.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Germany without recourse to the conflicts of laws provisions.

13.2	Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be exclusively and finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) as in effect from time to time without recourse to the ordinary courts of law. The place of arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English. Documents originally prepared for purposes other than the relevant proceeding in the German language do not have to be translated into the English language (unless so required by arbitration tribunal).

13.3	In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Munich, Germany, shall have the exclusive jurisdiction.

14.	Severability

If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement. This Section 14 shall not merely operate as a shift of the burden of proof (Beweislastumkehr) but Section 139 BGB shall be contracted out in its entirety.